Exhibit 4.1

[EXECUTION VERSION]

FIRST SUPPLEMENTAL INDENTURE (this “Supplemental Indenture”), dated as of October 1, 2012, by and among DJO Finance LLC, a Delaware limited liability company (“DJO LLC”), DJO Finance Corporation, a Delaware corporation (“DJO Corp.” and, together with DJO LLC, the “Issuers”), the Guarantors party hereto (the “Guarantors”), and The Bank of New York Mellon, a New York banking corporation, as trustee (the “Trustee”).

W I T N E S S E T H

WHEREAS, each of DJO LLC, DJO Corp. and the Guarantors (as defined in the Indenture referred to below) has heretofore executed and delivered to the Trustee an indenture (the “Indenture”), dated as of March 20, 2012, providing for the issuance of an unlimited aggregate principal amount of 8.75% Second Priority Senior Secured Notes due 2018 (the “Existing Notes”);

WHEREAS, Section 2.01 of the Indenture provides that additional notes ranking pari passu with the Initial Notes may be created and issued from time to time by the Issuers without notice to or consent of the Holders and shall be consolidated with and form a single class with the Initial Notes and shall have the same terms as to status, redemption or otherwise as the Initial Notes; and

WHEREAS, the Issuers and the Guarantors desire to execute and deliver this Supplemental Indenture for the purpose of issuing $100,000,000 in aggregate principal amount of additional notes, having terms substantially identical in all material respects to the Existing Notes (the “Additional Notes” and, together with the Existing Notes, the “Notes”), except that the Additional Notes represented by a Regulation S Global Note will be issued initially under CUSIP and ISIN numbers different from the Existing Notes as set forth on Schedule I hereto;

WHEREAS, the Indenture contains provisions that do not conform to the text of the “Description of Notes” section of the Offering Circular and such provisions were intended to be a verbatim recitation of such section;

WHEREAS, Section 9.01(15) provides that the Issuers and the Trustee may amend or supplement the Indenture to conform the text of the Indenture to any provision of the “Description of Notes” section of the Offering Circular to the extent that such provision in such “Description of Notes” section was intended to be a verbatim recitation of a provision of the Indenture; and

WHEREAS, pursuant to Section 9.01 of the Indenture, the Trustee is authorized to execute and deliver this Supplemental Indenture.

NOW THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, the parties mutually covenant and agree for the equal and ratable benefit of the Holders of the Notes as follows:

(1) Capitalized Terms. Capitalized terms used herein without definition shall have the meanings assigned to them in the Indenture.

(2) Additional Securities. As of the date hereof, the Issuers will issue, and the Trustee is directed to authenticate and deliver, the Additional Notes under the Indenture, having terms substantially identical in all material respects to the Existing Notes, at an issue price of 106.75% plus accrued interest from September 15, 2012. The Existing Notes and the Additional Notes shall be treated as a single class for all purposes under the Indenture.

(3) Amendments to Certain Provisions of the Indenture. Pursuant to Section 9.01(15) of the Indenture, the following modifications are made to the Indenture:

The last sentence of the first paragraph of Section 3.03 of the Indenture shall be deleted and replaced with the following:

“Any notice of redemption may be subject to one or more conditions precedent, including, but not limited to, the completion of an Equity Offering or other corporate transaction.”

Section 4.09(b)(12) is deleted and replace in its entirety by the following:

“(12) (A) Indebtedness or Disqualified Stock of the Company and Indebtedness, Disqualified Stock or Preferred Stock of the Company or any Restricted Subsidiary equal to 200.0% of the net cash proceeds received by the Company since immediately after the Issue Date from the issue or sale of Equity Interests of the Company or cash contributed to the capital of the Company (in each case, other than proceeds of Disqualified Stock or sales of Equity Interests to the Company or any of its Subsidiaries) as determined in accordance with clauses (3)(b) and (3)(c) of Section 4.07(a) hereof to the extent such net cash proceeds or cash have not been applied to make Restricted Payments or to make other Investments, payments or exchanges pursuant to such clauses or pursuant to Section 4.07(b) hereof or to make Permitted Investments (other than Permitted Investments specified in clauses (1), (2) and (3) of the definition thereof) and (B) Indebtedness or Disqualified Stock of the Company and Indebtedness, Disqualified Stock or Preferred Stock of the Company or any Restricted Subsidiary not otherwise permitted hereunder in an aggregate principal amount or liquidation preference, which when aggregated with the principal amount and liquidation preference of all other Indebtedness, Disqualified Stock and Preferred Stock then outstanding and incurred pursuant to this Section 4.09(b)(12)(B), does not at any one time outstanding exceed $175.0 million (it being understood that any Indebtedness, Disqualified Stock or Preferred Stock incurred pursuant to this Section 4.09(b)(12)(B) shall cease to be deemed incurred or outstanding for purposes of this Section 4.09(b)(12)(B) but shall be deemed incurred for the purposes of Section 4.09(a) hereof from and after the first date on which the Company or such Restricted Subsidiary could have incurred such Indebtedness, Disqualified Stock or Preferred Stock under Section 4.09(a) hereof without reliance on this Section 4.09(b)(12)(B));”

The following shall be added to the end of Section 4.09:

“This Indenture shall not treat (1) unsecured Indebtedness as subordinated or junior to Secured Indebtedness merely because it is unsecured or (2) Senior Indebtedness as subordinated or junior to any other Senior Indebtedness merely because it has a junior priority with respect to the same collateral.”

(4) Governing Law. THIS SUPPLEMENTAL INDENTURE WILL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

(5) Counterparts. The parties may sign any number of copies of this Supplemental Indenture. Each signed copy shall be an original, but all of them together represent the same agreement.

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(6) Effect of Headings. The Section headings herein are for convenience only and shall not affect the construction hereof.

(7) The Trustee. The Trustee shall not be responsible in any manner whatsoever for or in respect of the validity or sufficiency of this Supplemental Indenture or for or in respect of the recitals contained herein, all of which recitals are made solely by the Issuers and the Guarantors.

(8) Continued Effect. Except as expressly supplemented and amended by this Supplemental Indenture, the Indenture shall continue in full force and effect in accordance with the provisions thereof, and the Indenture (as supplemented and amended by this Supplemental Indenture) is in all respects hereby ratified and confirmed. This Supplemental Indenture and all the terms and conditions of this Supplemental Indenture, with respect to the Notes, shall be and be deemed to be part of the terms and conditions of the Indenture for any and all purposes.

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IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed, all as of the date first above written.

DJO FINANCE LLC

By:	/s/ Vickie L. Capps
Name: Vickie L. Capps
Title: Executive Vice President and Chief Financial Officer

DJO FINANCE CORPORATION

By:	/s/ Vickie L. Capps
Name: Vickie L. Capps
Title: Executive Vice President and Chief Financial Officer

ENCORE MEDICAL PARTNERS, LLC
ENCORE MEDICAL GP, LLC
EMPI, INC.
ENCORE MEDICAL ASSET CORPORATION
DJO, LLC
ELASTIC THERAPY, LLC
RIKCO INTERNATIONAL, LLC

By:	/s/ Vickie L. Capps
Name: Vickie L. Capps
Title: Executive Vice President and Chief Financial Officer

Signature Page to Supplemental Indenture

ENCORE MEDICAL, L.P.
By: ENCORE MEDICAL GP, LLC, its general partner

By:	/s/ Vickie L. Capps
Name: Vickie L. Capps
Title: Executive Vice President and Chief Financial Officer

Signature Page to Supplemental Indenture

THE BANK OF NEW YORK MELLON, as Trustee

by
/s/ Laurence J. O’Brien
Name: Laurence J. O’Brien
Title: Vice President

Signature Page to Supplemental Indenture

Schedule I

Additional Notes

CUSIP/ISIN Numbers

Reg S Notes

Temporary CUSIP Number: U2540N AF6

Temporary ISIN Number: USU2540NAF60